Exhibit 99.1

           Factory Card & Party Outlet Corp. Announces Sales for June


    NAPERVILLE, Ill.--(BUSINESS WIRE)--July 7, 2005--Factory Card & Party Outlet Corp. (NASDAQ:FCPO) announced today net sales for the five-week period ended July 2, 2005 increased 0.2 percent, compared with the five-week period ended July 3, 2004. Comparable store sales for the same period decreased 1.5 percent.
    "Comparable store sales remained a challenge in June, as reduced customer traffic affected some of our basic businesses," said Gary W. Rada, President and Chief Executive Officer. "However, we are very encouraged by improving trends in our Greeting Card category and positive results in our Seasonal Graduation Business. Additionally, we remain committed to our new store program, as we grand-opened two locations during the month," Rada added.


                         Fiscal Period Ended        Percent Change
(dollars in millions)    July 2,     July 3,      Total     Comparable
                          2005        2004        Sales       Sales
                        ----------  ----------  ----------  ----------
For the 5 weeks ended       $23.9       $23.9        0.2%      (1.5)%
For the 22 weeks ended     $103.4      $104.2      (0.8)%      (2.7)%


    Factory Card & Party Outlet, (www.factorycard.com) based in Naperville, Illinois, currently operates 186 Company-owned retail stores in 20 states, offering a wide selection of party supplies, greeting cards, giftwrap, balloons, everyday and seasonal merchandise and other special occasion merchandise at everyday value prices.

    Certain statements in this news release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, year-end adjustments and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements express or implied by such forward-looking statements.
    In general, the results, performance or achievements of the Company and its stores and the value of the Company's common stock are dependent upon a number of factors including, without limitation, the dependence on key personnel; competition, ability to anticipate merchandise trends and consumer demand; ability to maintain relationships with suppliers; successful implementation of information systems; successful handling of merchandise logistics; inventory shrinkage; ability to meet future capital needs; governmental regulations; and other factors both referenced and not referenced in the Company's filings with the Securities and Exchange Commission.


    CONTACT: Factory Card & Party Outlet Corp.
             Tim Benson, 630-579-2231
             tbenson@factorycard.com